Exhibit 99.1

News Release
Date: February 1, 2011 Nalco Reports Strong 2010 Financial Results	Nalco Company 1601 West Diehl Road Naperville, IL 60563-1198 www.nalco.com Media Contact: Charlie Pajor 630 305 1556 cpajor@nalco.com Investor Contact: Lisa Curran 630 305 1475 llcurran@nalco.com

•	86 percent increase in 2010 adjusted EPS, 220 percent increase on a reported basis

•	Double-digit top and bottom line growth, despite increased raw material costs

•	Record quarter sales

(Naperville, Ill) Nalco (NYSE: NLC), providing essential expertise in water, energy and air, reported 2010 sales of $4.25 billion, a 13 percent growth rate versus prior year and an 11 percent organic growth rate. 2010 revenue of $4.16 billion, excluding one-time dispersant sales, recovered to pre-financial crisis levels.

Net earnings of $196.2 million resulted in diluted earnings per share (EPS) of $1.41 compared to $60.5 million or 44 cents per share in the prior year. After adding back restructuring and unusual items, adjusted EPS was $1.71 in 2010, an 86 percent increase from 92 cents in 2009 (See Attachment 7).

Adjusted EBITDA of $747 million (See Attachment 5) increased 13 percent above 2009 adjusted EBITDA of $659 million. Productivity gains of just over $120 million helped offset raw material headwinds and growth investments.

“Our strong 2010 sales were driven by a recovery of the global economy and our differential investment in BRIC+ growth regions,” said Erik Fyrwald, Nalco Chairman and Chief Executive Officer. “Water scarcity challenges intersect with high industrial growth in these geographies, creating significant opportunities for Nalco to add value by deploying our proprietary technologies and services.”

Energy, Paper and Water Services segments increased sales organically by 16, 9 and 7 percent, respectively, and direct contribution margins increased by 90, declined by 60, and increased by 20 basis points, respectively. Geographically, respective reported and organic percentage sales changes were as follows: Asia (+20, +12), North America (+16, +14), Latin America (+14, +7), and Europe, Africa and Middle East (+5, +6). BRIC+ growth was approximately 30 percent organically.

Gross profit margin of 45.0 percent declined 50 basis points from 2009, reflecting limited price recovery of increased raw material costs in mature markets and higher growth in lower margin end-markets.

NALCO COMPANY

Free cash flow of $185 million included a modest working capital days improvement and one-time sales of dispersant product, and was used to reduce net debt by $73 million. The effective tax rate was 32 percent on an adjusted basis (See Attachment 8).

“It is a testimony to the talent and hard work of the Nalco team that we had an excellent finish to the year,” Fyrwald said. “Our growth strategies are clearly working as is evident by our double-digit top- and bottom-line improved results.”

Fourth Quarter Results

Fourth quarter sales of $1.12 billion, a record quarter for the Company, were up 11 percent compared to prior year (10 percent organically). Net earnings were $55 million, or 40 cents per share, compared to $39 million, or 28 cents per share in the prior year period. Adjusted EPS nearly doubled to 56 cents, compared to 30 cents in the prior year period (See Attachment 7), supported by a lower tax rate. Adjusted EBITDA was $189 million, compared to $190 million in the prior year period.

Energy Services, Water Services and Paper Services organic sales increased 12, 8 and 8 percent, respectively. Reflecting increased raw material costs, direct contribution margins declined 160, 200 and 330 basis points from the prior-year period. Paper Services margins were atypically high in fourth quarter 2009.

Geographically for the quarter, respective reported and organic percentage sales changes compared to the prior-year period were as follows: Asia (+20, +14), North America (+16, +14), Latin America (+5, +2), and Europe, Africa and Middle East (-1, +2).

Global upstream markets drove strong Energy Services sales growth while in Water Services heavy markets grew at twice the global rate of light markets. Paper Services sales growth was led by greater than 20 percent growth in Asia Pacific, followed by high single-digit growth in both Latin and North America.

Gross profit margin of 43.9 percent, down from 46.1 percent in the prior year period, continues to reflect a challenging price recovery environment and the increase in lower margin end-market sales discussed above.

Free Cash Flow was $74 million in the quarter, $36 million lower than prior year period, due mainly to increased capital investments in the business. The fourth-quarter effective tax rate was 14 percent on an adjusted basis (See Attachment 8).

2011 Expectations

“I’m pleased with our progress to date,” Fyrwald said, “and heading into 2011 our mission is to continue growing our footprint of customers around the world by providing them with integrated solutions that improve their sustainability profile and reduce their total cost of operations.”

Nalco’s performance objectives for 2011 include meeting our stated goal of achieving 6 – 8 percent organic sales growth and delivering productivity targets that are again set at $100 million. Before divestitures, adjusted EBITDA is expected to be roughly $760 million and adjusted EPS to be roughly $1.70. On a normalized basis, before divestitures and one-time items, we expect Free Cash Flow to be roughly $175 million, despite a measurable increase in capital expenditures to support accelerated growth.

NALCO COMPANY

Including divestitures and one-time items, we expect Free Cash Flow to be roughly $85 million, adjusted EBITDA to be roughly $735 million and adjusted EPS to be roughly $1.65. We expect normalized 2011 adjusted EBITDA growth of approximately 10 percent and normalized adjusted EPS growth of approximately 17 percent.

Our normalized growth rates and other details can be found in our 4Q 2010 Investor Supplement available under Quarterly and Other reports in the Financial Reports section of our website www.nalco.com/investors.

Conference Call/Webcast

Nalco will discuss fourth-quarter and full-year 2010 results in a conference call and audio-only Webcast to be held on Wednesday, Feb. 2 at 10 a.m. ET. Information on the conference call and Webcast is available on our website at www.nalco.com/investors.

About Nalco

Nalco is the world’s largest sustainability services company focused on industrial water, energy and air applications; delivering significant environmental, social and economic performance benefits to our customers. We help our customers reduce energy, water and other natural resource consumption, enhance air quality, minimize environmental releases and improve productivity and end products while boosting the bottom line. Together our comprehensive solutions contribute to the sustainable development of customer operations. Nalco is a member of the Dow Jones Sustainability Indexes. More than 12,000 Nalco employees operate in 150 countries supported by a comprehensive network of manufacturing facilities, sales offices and research centers to serve a broad range of end markets. In 2010, Nalco achieved sales of 4.25 billion. For more information visit www.nalco.com.

Follow us on Twitter at www.twitter.com/Nalco_News and www.twitter.com/NalcoCompany.

Several non-GAAP measures are discussed in today’s press release. Management believes that discussion of these measures provides investors with additional insight into the ongoing operations of Nalco Holding Company. Non-GAAP measures are reconciled to the closest GAAP measure in schedules attached to this press release, which may also be found at www.nalco.com/investors. EBITDA is a non-GAAP measure used by management as an internal operating metric and for enterprise valuation purposes. Adjusted EBITDA is a non-GAAP measure that includes adjusting for restructuring expenses and unusual items. Reconciliation to net earnings is included in Attachment 5. Free Cash Flow is reconciled on Attachment 6 to Cash from Operations as shown on Nalco’s Cash Flow Statement, and is defined as Cash from Operations less Capital Expenditures and Noncontrolling Interest charges. Adjusted EPS is a non-GAAP measure that includes adjusting for restructuring expenses and unusual items. Reconciliation to reported EPS as shown on Nalco’s Statement of Operations is included in Attachment 7. Adjusted Effective Tax Rate is defined as the income tax provision excluding the tax expense (benefit) of specified transactions, divided by earnings before income taxes excluding the earnings (loss) before income taxes attributable to those specified transactions. It is reconciled to the actual effective tax rate on Attachment 8. In addition, Nalco may discuss sales growth in terms of reported (actual), organic (reported less foreign currency and acquisition/divestiture/merger/joint venture/perimeter impacts), and real (organic growth less that portion of the growth which consists of price increases that simply pass along higher purchased material and freight costs). The non-GAAP measures should not be viewed as alternatives to GAAP measures of performance. Furthermore, these measures may not be consistent with similar measures provided by other companies.

This news release includes forward-looking statements concerning the Company’s financial results and outlook for 2011, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied,

NALCO COMPANY

depending on many factors, including, without limitation: ability to generate cash, ability to raise capital, ability to refinance, the result of the pursuit of strategic alternatives, ability to execute work process redesign and reduce costs, ability to execute price increases, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the regulation or value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers and other third parties, the impact of increased accruals and reserves for such exposures, weather-related factors, and adverse changes in economic and political climates around the world, including terrorism and international hostilities, and other risk factors identified by the Company in its most recent filing on Form 10-K and other Securities and Exchange Commission filings. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

Attachments

1.	Condensed Consolidated Balance Sheets (Unaudited)
2.	Condensed Consolidated Statements of Operations (Unaudited)
3.	Condensed Consolidated Statements of Cash Flows (Unaudited)
4.	Segment Information (Unaudited)
5.	EBITDA (Unaudited)
6.	Free Cash Flow (Unaudited)
7.	Earnings Per Share Data (Unaudited)
8.	Adjusted Effective Income Tax Rate (Unaudited)

Nalco Holding Company and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in millions)

	(Unaudited)
	December 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$128.1	$127.6
Accounts receivable, less allowances of $13.2 in 2010 and $17.8 in 2009	765.5	681.2
Inventories:
Finished products	246.0	232.6
Materials and work in process	84.0	81.2

	330.0	313.8
Prepaid expenses, taxes and other current assets	211.1	122.2

Total current assets	1,434.7	1,244.8

Property, plant, and equipment, net	729.1	678.1
Intangible assets:
Goodwill	1,844.1	1,800.0
Other intangibles, net	1,023.3	1,055.9
Other assets	192.5	186.0

Total assets	$5,223.7	$4,964.8

Liabilities and equity
Current liabilities:
Accounts payable	$356.5	$315.4
Short-term debt	90.0	229.8
Other current liabilities	411.7	380.6

Total current liabilities	858.2	925.8

Other liabilities:
Long-term debt	2,782.0	2,714.3
Deferred income taxes	260.3	202.9
Accrued pension benefits	405.6	418.1
Other liabilities	190.1	212.1

Equity:
Nalco Holding Company shareholders' equity	696.8	471.6
Noncontrolling interest	30.7	20.0

Total equity	727.5	491.6

Total liabilities and equity	$5,223.7	$4,964.8

ATTACHMENT 1

Nalco Holding Company and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(dollars in millions, except per share amounts)

	Three Months ended December 31, 2010	Three Months ended December 31, 2009	Year ended December 31, 2010	Year ended December 31, 2009
Net sales	$1,119.0	$1,008.3	$4,250.5	$3,746.8
Operating costs and expenses:
Cost of product sold	627.4	543.4	2,336.7	2,040.9
Selling, administrative and research expenses	334.9	307.1	1,285.4	1,206.3
Amortization of intangible assets	11.0	12.3	43.2	47.9
Restructuring expenses	0.7	0.9	2.6	47.8
Impairment of goodwill	4.9	—	4.9	—

Total operating costs and expenses	978.9	863.7	3,672.8	3,342.9

Operating earnings	140.1	144.6	577.7	403.9

Other income (expense), net	(24.8)	(5.4)	(45.1)	(17.6)
Interest income	0.6	1.0	4.3	3.9
Interest expense	(55.7)	(65.6)	(231.9)	(254.5)

Earnings before income taxes	60.2	74.6	305.0	135.7

Income tax provision	2.4	33.6	103.3	67.8

Net earnings	57.8	41.0	201.7	67.9

Less: Net earnings attributable to noncontrolling interests	2.4	2.5	5.5	7.4

Net earnings attributable to
Nalco Holding Company	$55.4	$38.5	$196.2	$60.5

Net earnings per share attributable to Nalco Holding Company common shareholders:
Basic	$0.40	$0.28	$1.42	$0.44

Diluted	$0.40	$0.28	$1.41	$0.44

Weighted-average shares outstanding
(millions):
Basic	138.4	138.2	138.3	138.2

Diluted	139.8	139.1	139.4	138.6

Cash dividends declared per share	$0.035	$0.035	$0.14	$0.14

ATTACHMENT 2

Nalco Holding Company and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(dollars in millions)

	Year ended December 31, 2010	Year ended December 31, 2009
Operating activities
Net earnings	$201.7	$67.9
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	123.1	142.3
Amortization	43.2	47.9
Impairment of goodwill	4.9	—
Amortization of deferred financing costs	11.8	7.7
Loss on early extinguishment of debt	27.4	20.5
Other, net	21.9	38.5
Changes in operating assets and liabilities	(86.8)	269.0

Net cash provided by operating activities	347.2	593.8

Investing activities
Additions to property, plant, and equipment, net	(156.3)	(102.2)
Business purchases	(39.5)	(27.6)
Other, net	1.8	(6.0)

Net cash used for investing activities	(194.0)	(135.8)

Financing activities
Cash dividends	(19.3)	(19.3)
Changes in short-term debt, net	(157.4)	(45.7)
Proceeds from long-term debt	1,823.4	1,511.6
Repayments of long-term debt	(1,724.3)	(1,772.9)
Redemption premium on early extinguishment of debt	(17.8)	(9.2)
Deferred financing costs	(28.9)	(54.7)
Other, net	(11.3)	(8.4)

Net cash used for financing activities	(135.6)	(398.6)
Effect of exchange rate changes on cash and cash equivalents	(17.1)	6.4

Increase in cash and cash equivalents	0.5	65.8
Cash and cash equivalents at beginning of period	127.6	61.8

Cash and cash equivalents at end of period	$128.1	$127.6

ATTACHMENT 3

Nalco Holding Company and Subsidiaries

Segment Information

(Unaudited)

(dollars in millions)

Net sales by reportable segment were as follows:

	Three Months ended December 31, 2010	Three Months ended December 31, 2009	Year ended December 31, 2010	Year ended December 31, 2009
Water Services	$489.3	$444.5	$1,809.6	$1,636.3
Paper Services	200.9	185.5	755.2	683.5
Energy Services	428.8	378.3	1,685.7	1,427.0

Net sales	$1,119.0	$1,008.3	$4,250.5	$3,746.8

The following table presents direct contribution by reportable segment and reconciles the total segment direct contribution to earnings before income taxes:

	Three Months ended December 31, 2010	Three Months ended December 31, 2009	Year ended December 31, 2010	Year ended December 31, 2009
Segment direct contribution:
Water Services	$93.7	$93.7	$352.5	$315.3
Paper Services	36.2	39.5	127.9	119.4
Energy Services	91.5	86.7	394.8	321.3

Total segment direct contribution	221.4	219.9	875.2	756.0

Expenses not allocated to segments:
Administrative expenses	64.7	62.1	246.8	256.4
Amortization of intangible assets	11.0	12.3	43.2	47.9
Restructuring expenses	0.7	0.9	2.6	47.8
Impairment of goodwill	4.9	—	4.9	—

Operating earnings	140.1	144.6	577.7	403.9
Other income (expense), net	(24.8)	(5.4)	(45.1)	(17.6)
Interest income	0.6	1.0	4.3	3.9
Interest expense	(55.7)	(65.6)	(231.9)	(254.5)

Earnings before income taxes	$60.2	$74.6	$305.0	$135.7

ATTACHMENT 4

Nalco Holding Company and Subsidiaries

EBITDA

(Unaudited)

(dollars in millions)

	Three Months ended December 31, 2010	Three Months ended December 31, 2009	Year ended December 31, 2010	Year ended December 31, 2009
Net earnings attributable to Nalco Holding Company	$55.4	$38.5	$196.2	$60.5
Income tax provision	2.4	33.6	103.3	67.8
Interest expense, net of interest income	55.1	64.6	227.6	250.6
Depreciation	31.1	35.4	123.1	142.3
Amortization	11.0	12.3	43.2	47.9

EBITDA	155.0	184.4	693.4	569.1
Restructuring expenses	0.7	0.9	2.6	47.8
Pension settlement loss	—	0.8	—	21.4
Impairment of goodwill	4.9	—	4.9	—
Loss on early extinguishment of debt and other refinancing expenses	28.1	4.1	28.1	20.5
Foreign exchange loss from devaluation of Venezuelan bolivar fuerte	—	—	18.4	—

Adjusted EBITDA	$188.7	$190.2	$747.4	$658.8

ATTACHMENT 5

Nalco Holding Company and Subsidiaries

Free Cash Flow

(Unaudited)

(dollars in millions)

	Three Months ended December 31, 2010	Three Months ended December 31, 2009	Year ended December 31, 2010	Year ended December 31, 2009
Net cash provided by operating activities	$131.5	$143.7	$347.2	$593.8
Net earnings attributable to noncontrolling interests	(2.4)	(2.5)	(5.5)	(7.4)
Additions to property, plant, and equipment, net	(54.9)	(31.4)	(156.3)	(102.2)

Free cash flow	$74.2	$109.8	$185.4	$484.2

ATTACHMENT 6

Nalco Holding Company and Subsidiaries

Earnings Per Share Data

(Unaudited)

	Three Months ended December 31, 2010	Three Months ended December 31, 2009	Year ended December 31, 2010	Year ended December 31, 2009
Adjusted earnings per share attributable to Nalco Holding Company*	$0.56	$0.30	$1.71	$0.92
Restructuring expenses, net of tax	—	—	(0.02)	(0.29)
Pension settlement loss, net of tax	—	—	—	(0.10)
Impairment of goodwill, net of tax	(0.03)	—	(0.03)	—
Loss on early extinguishment of debt and other refinancing expenses, net of tax	(0.13)	(0.02)	(0.13)	(0.09)
Foreign exchange loss from devaluation of Venezuelan bolivar fuerte, net of tax	—	—	(0.10)	—
Deferred tax adjustment for reduced tax deductibility of postretirement prescription drug benefits	—	—	(0.02)	—
Diluted net earnings per share attributable to Nalco Holding Company, as reported	$0.40	$0.28	$1.41	$0.44

*	Excludes after-tax impacts of restructuring expenses, pension settlement loss, impairment of goodwill, loss on early extinguishment of debt and other refinancing expenses, foreign exchange loss from devaluation of Venezuelan bolivar fuerte, and deferred tax adjustment for reduced tax deductibility of postretirement prescription drug benefits.

ATTACHMENT 7

Nalco Holding Company and Subsidiaries

Adjusted Effective Income Tax Rate

(Unaudited)

(dollars in millions)

	Three Months ended December 31, 2010
	Earnings before Income Taxes	Income Tax Provision	Effective Income Tax Rate
As reported	$60.2	$2.4	4.0%
Less:
Restructuring expenses	(0.7)	(0.2)
Impairment of goodwill	(4.9)	—
Loss on early extinguishment of debt and other refinancing expenses, net of tax	(28.1)	(10.5)

As adjusted	$93.9	$13.1	14.0%

	Year ended December 31, 2010
	Earnings before Income Taxes	Income Tax Provision	Effective Income Tax Rate
As reported	$305.0	$103.3	33.9%
Less:
Restructuring expenses	(2.6)	(0.1)
Impairment of goodwill	(4.9)	—
Loss on early extinguishment of debt and other refinancing expenses, net of tax	(28.1)	(10.5)
Foreign exchange loss from devaluation of
Venezuelan bolivar fuerte, net of tax	(18.4)	(4.2)
Deferred tax adjustment for reduced tax deductibility of postretirement prescription drug benefits	—	2.6

As adjusted	$359.0	$115.5	32.2%

ATTACHMENT 8